UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2008

WPT Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5700 Wilshire Blvd., Suite 350,
Los Angeles, California	90036
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code:    323-330-9900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Agreement with Cryptologic Inc.

On March 5, 2008, WPT Enterprises, Inc., WPT Enterprises Malta Limited and WPT Malta Group Limited (together, the “Company”) entered into an amendment (the “Amendment”) to the Software Supply and Support Agreement (the “Agreement”), dated April 27, 2007, by and between the Company, Cryptologic Inc., an Ontario, Canada corporation (“Cryptologic”) and WagerLogic Limited, a Cyprus corporation and wholly-owned subsidiary of Cryptologic (“WagerLogic,” and WagerLogic and Cryptologic shall be referred to collectively as “Cryptologic”). Pursuant to the Amendment, the Company exercised its option under the Agreement for Cryptologic to make a larger number of casino games available (referred to as the “Full Casino” in the Agreement) on the Company’s online gaming website, WorldPokerTour.com.  The site is operated by Cryptologic and is part of its centralized online gaming network.

The Amendment exercising the Full Casino option lowered the annual minimum payment guarantee payable to Cryptologic from $2,500,000 to $750,000.  In addition, the Company exercised its option to have Cryptologic develop online poker rooms in two additional languages, Spanish and German, for a fee of $100,000.

                In a separate amendment to the Agreement dated March 5, 2008, the Company agreed to extend the term of the Agreement with Cryptologic an additional year (now ending June 30, 2011).  The Company also agreed to the following percentage distributions of net gaming revenue: (a) One hundred percent (100%) of the first $37,500 per month, (b) Seventy-nine percent (79%) of revenue in excess of $37,500 but less than $500,000 per month; and (c) Eighty percent (80%) of the revenue in excess of $500,000 per month.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

March 6, 2008	By:	/s/ Scott A. Friedman
Name: Scott A. Friedman
Title: Chief Financial Officer